Exhibit 99.6
OPTIONHOLDER FORM
To: Omniture, Inc
Touch Clarity Limited The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002 (“the Plan”)
I                                          (print name), the undersigned, being the Option-holder mentioned in the attached Replacement Option Certificate, hereby:
•	accept the grant of the Replacement Option, subject to the Rules of Part A of the Scheme; and

•	irrevocably agree that I will reimburse the Company for any Secondary National Insurance Contributions (which arise) on exercise of the Replacement Option and I hereby agree that I will enter into a formal NIC election. If I have not made acceptable arrangements with the Company or my employer (if different) in respect of this obligation, I hereby grant the Company the irrevocable authority to withhold from the Shares acquired on exercise of the Replacement Option sufficient Shares where disposal by the Board as agent for me would raise proceeds sufficient to meet this obligation; and

•	irrevocably agree that I will reimburse the Company for any tax, duties or other amounts, as appropriate, which are required to be accounted for by the Company (or if appropriate my employer) as a result of the exercise of this Replacement Option and I hereby agree to enter into a formal election under Section 431 Election; if I have not made acceptable arrangements with the Company or my employer (if different) in respect of this obligation, I hereby grant the Company the irrevocable authority to withhold from the Shares acquired on exercise of the Replacement Option sufficient Shares where disposal by the Board as agent for me would raise proceeds sufficient to meet this obligation; and

•	understand and accept that my rights and obligations under the terms of my office or employment with any Group Company shall not be affected by my participation in the Plan or any right which I may have to participate therein, and I hereby waive any and all rights to compensation or damages in consequences of the termination of my office or employment for any reason whatsoever insofar as those rights arise or may arise from me ceasing to have rights under or be entitled to exercise any Replacement Option under the Plan as a result of such termination; and

•	understand that the existence of this Replacement Option shall not affect in any way the right or power of the Company or its shareholders to carry on its business in any particular way or to make or authorise any or all adjustments, recapitalisation, reductions of capital, purchase or redemption of its own shares pursuant to the Companies Act 1985 or other changes in the Company’s capital structure or any merger or consolidation of the Company, or any issue or bonds, debentures, preferred or prior Preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise which may or may not lead to a disqualifying event as defined in sections 534 to 539 (inclusive) of the Income Tax (Earnings and Pensions) Act 2003; and

•	agree to the Company holding and using my personal information for the purposes of the Plan and to its being processed by agents of the Company or the Trustee wherever located and where necessary transmitted outside of the United Kingdom.

Signed and delivered as a deed by me in the presence of:

Name of witness *

Signature of witness

Address of witness

Dated

*	Please note that the witness must be independent and not a family member

OMNITURE, Inc. REPLACEMENT OPTION
CERTIFICATE Number [          ]
This is to Certify that [                    ] of [                              ]
is the holder of a Replacement Option (the “ Replacement Option”) granted on [               ] to acquire [          ] Shares of Common Stock in Omniture, Inc (“the Company”) at an Exercise Price of £[          ] per Share. The Option is granted subject to and incorporating the Rules of Part A of The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002 (as amended on 31 January 2005) (“the Plan”), which complies with the provisions of Schedule 5 of the Income Tax (Earnings & Pensions) Act 2003, and is exercisable in accordance with the terms of the Plan.
Subject to the Rules of the Plan, the Option may be exercised as set out below:

Number of Shares	First Exercise Date	Option Lapse

SIGNED on behalf of Omniture, inc	Director/Secretary
Date:
If you wish to keep the Option you must sign, date and return the Notification form, optionholder form and the Section 431 Election annexed hereto to the Company within 60 days of the Date of Grant If you do not sign and return the Notification Form, this Option will be treated as having been surrendered, will lapse and been deemed never to have been granted. By signing the optionholder form you acknowledge that you have received and acknowledged the Plan and all of its terms and conditions.
Notes:
1.	A Notice of Exercise in respect of the Shares subject to the Option must be completed and submitted to the Company Secretary together with this certificate if you wish to exercise your Option in whole or in part.

2.	You may be entitled to exercise your Option earlier (and your Option may expire earlier) in special circumstances specified in the Rules of the Plan.

3.	The Option is personal to you and may not be transferred, assigned or changed and any purported transfer, assignment or change shall be ab initio.

PLEASE READ THE NOTES AT THE FOOT OF THIS FORM CAREFULLY BEFORE COMPLETING IT
NOTICE OF EXERCISE
Omniture, Inc. (“the Company”)
(1)I hereby give notice to the Company that immediately upon receipt of this notice, I am exercising my right granted in the attached option certificate to subscribe for (2) [number] Shares of Common Stock in the Company at the Exercise Price per share specified in the Option Certificate. I hereby request you to issue the Shares to me.
* I am/We are acquiring the Shares as beneficial owner/personal representative(s) of the Optionholder and not as trustee or nominee for any other person
I enclose a remittance for (3) $[            ] being the amount payable on the issue of the Shares in respect of which I am exercising the Option.
I have previously agreed that I will reimburse the Company (or, if appropriate, my employer) for any tax, duties including any employer’s NIC or other amounts as appropriate which are required to be accounted for by the Company (or if appropriate my employer) as a result of the exercise of this Option. If I have not made acceptable arrangements with the Company or my employer in respect of this obligation, I confirm I have previously granted the Company the irrevocable authority to withhold from the Shares acquired on exercise of the Option sufficient Shares whose disposal by the Board as agent for me would raise proceeds sufficient to meet this obligation.
I hereby request you to despatch evidence of title for the Shares to be registered in my name and, if applicable, an option certificate in respect of the balance of the Shares subject to option, by post at my risk to the address mentioned below.

Signature
Surname
Forename(s)
Address

NOTES
(1)	Although the Option is personal to you, it may be exercised by your personal representative(s) if you die while it is still capable of exercise, provided your personal representative(s) do(es) so within the exercise period specified by the Plan Rules. If there are more than one, each of the personal representatives must sign this form.
(2)	Please indicate the number of Shares in respect of which you wish to exercise your Option on this occasion, which must not exceed the number of Shares specified in the option certificate. If no amount is inserted, you will be deemed to have exercised your rights in respect of that number of Shares which can be subscribed for with the monies represented by your remittance.
(3)	The remittance should be for an amount equal to the Exercise Price per Share shown overleaf, multiplied by the number of Shares in respect of which the Option is exercised.
* Delete as appropriate